Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Vaxart, Inc.:

We consent to the use of our report dated March 30, 2018, with respect to the balance sheets of Vaxart Biosciences, Inc. as of December 31, 2017 and 2016, and the related statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively, the “financial statements”), incorporated herein by reference to the Form 8-K/A, Amendment No. 1, (File No. 001-35285) of Vaxart, Inc., filed on April 2, 2018, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report contains an explanatory paragraph that states that the Company has experienced losses and negative cash flows from operations, has an accumulated deficit, and has debt obligations which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

San Francisco, California
December 27, 2018